Exhibit 3.28(b)

ARTICLES OF ASSOCIATION OF ADVantage Drilling Services Company S.A.E A Joint Stock Company incorporated in accordance with the Egyptian Law Ismailia Public Free zone ARTICLE 1 The Company is established with Public Free zone in accordance with the following Articles of Association and the provisions of the applicable laws in the Arab Republic of Egypt and in particular the Joint Stock Companies, Partnerships Limited by Shares, Limited Liability and single ownership companies Law promulgated by Law No. 159 of 1981 and referred as “The Companies Law”, the Capital Market Law promulgated by Law No. 95 of 1992 and referred as “The Capital Market Law” and the Investment Law promulgated by Law No. 72 of 2017, and its Executive Regulations, and the following statutes consisting of terms and conditions stipulated hereinafter: ARTICLE 2 The name of the company is ADVantage Drilling Services Company S.A.E, a Joint Stock Company incorporated in accordance with the provisions of Egyptian Law and AoA of the Public Free zones. ARTICLE 3 The purpose of the company is: Drilling deep marine wells or oil-producing wells or natural gas at depths exceeding 350 m and exploration activities and maintenance of petroleum and gas wells and all the related services. Owning, operation, management, renting and leasing of onshore and offshore equipment’s.

Without prejudice to the observance of the provisions of laws regulations and resolutions in force and on the condition of issuing the required licenses for practicing these activities. The Company may have interests or may engage in any manner whatsoever with corporations which exercise similar activities or could assist the company in accomplishing its objectives in Egypt or abroad or merge in, acquire or affiliate with such companies in accordance with the law. ARTICLE 4 The head office of the company and its legal domicile and its place and location of the activity shall be at the following address: approximately 2000 m2 (part of the vacant plot of land adjacent to EGYBACK project-cancelled- Public Free Zone, Ismailia. With regarding to Law No. 14 of 2012 in respect of Integrated Development in the Sinai Peninsula, the Company’s managers may establish branches, offices or agencies for the Company in the Arab Republic of Egypt or abroad. ARTICLE 5 The duration of the company shall be for 25 years effective from the date of the Company acquiring juridical personality. Any extension or reduction of the duration of the Company shall be approved by the Company’s Extraordinary General Assembly and the Administrative Authority Administrative Authority shall be notified therefore to take all procedures which are stipulated in the above-mentioned Companies law and its executive regulation.

ARTICLE 6 The authorized capital of the Company shall be 10,000,000 USD (Ten Million United States Dollars) and the issued capital of the Company shall be 1,000,000 USD (One Million United States Dollars) distributed over one hundred thousand shares, the value of each share is 10 USD (Ten United States Dollars) each. ARTICLE 7 The capital of the Company consists of one hundred thousand (100,000) nominal shares. The founders and shareholders have subscribed to one hundred thousand (100,000) shares with a value of 1,000,000 USD (One Million United States Dollars). The founders have paid 25% of the nominal value of the licensed shares upon subscription at Arab Bank, Cairo branch, to accept subscription. The shares have been distributed as follows:

No. Name Nationality Capacity No. of Nominal Currency of Shares Value payment 1 Advance Energy Egyptian Founder 48,000 480,000 USD Systems (ADES) SAE 2 Vantage Driller Cayman Founder 51.000 510,000 USD II Co. Islands 3 ADES UAE Founder 1.000 10,000 USD International Holding Ltd. Total 100,000 1,000,000 USD The percentage of Egyptian participation is 48%. ARTICLE 8 The share certificates shall be extracted from a book having slips, and shall be given serial numbers, to be duly signed by two members of the Board of Directors appointed by the Board and shall bear the seal of the Company. The share certificate must indicate in particular the name of the Company, its legal form, its head office address, a summary of its objectives, its duration, the date, number and office of registration at the Commercial Register, the amount of capital, the number of shares distributed thereon, the kind of shares, the characteristics thereof, the nominal value of the shares, the paid amount of this amount and the name of the owner. The shares shall have coupons serially numbered and indicating the number of the respective share. And transact in accordance with an account statement issued and ratified by one of the Securities Registers Management companies for each shareholder.

The Company shall, when directing invitations to convene its General Assembly or at any other time deemed necessary, ask Misr for Central Clearing, Depository and Registry for a comprehensive and ratified list of the shareholders at a specified date. This list shall be deemed a shareholders register at the Company. ARTICLE 9 Payment of the outstanding value of each share must be made within a maximum of five years from the date of the incorporation of the Company. This shall take place in accordance with the manner and deadlines determined by the Board of Directors OR Ordinary General Assembly provided that the deadlines are announced at least 15 days in advance. The amounts paid shall be annotated on the share certificate and if such annotation is not duly made, the negotiability of the concerned share shall be void. Any overdue amount payable in consideration of the remaining value of the share shall bear interest in favour of the Company at the rate of 7% per annum starting from the date on which such amount became due, in addition to damages arising therefrom. The Board of Directors of the Company shall have the right to sell these shares for the account of the defaulting shareholder and under his responsibility, and after having undertaken the following procedures: 1. Notifying the defaulting shareholder of the obligation to pay the required amount by a registered letter with acknowledgment of receipt to his address indicated in the registers of the Company and after sixty days having expired at least from the date of being notified.

2. Announcement in one of the daily newspapers of the serial numbers of the shares whose owners are in default of payment of the outstanding value. 3. Notifying the shareholder, by a registered letter with acknowledgment of receipt, of a copy of the announcement and the issue of the newspaper in which it was published, attached thereto and fifteen days have expired therefrom. The share certificates sold accordingly shall be cancelled, while new certificates shall be delivered to the purchasers in substitution thereof. Such new shares shall bear the same numbers, which were indicated on the old certificates, and they shall state that they are substitutes to the cancelled shares. The stock exchange with which the shares of the Company are registered shall be informed accordingly, without prejudice to Article 6 of the Executive Regulations of the Capital Markets Law. The Board of Directors of the Company shall deduct from the sale proceeds any amounts that may be required by the Company in terms of principal, interest and expenses. The shareholder whose shares have been sold shall be paid any balance owed to him and he shall be required to pay any amounts that remain to be owed to the Company. The Company’s exercise of the right indicated in the third paragraph of this article shall not affect its right to revert, at the same time or at any other time, to all other rights and guarantees granted by law. The account statement shall be issued and certified by one of the companies conducting the central depositary activity and to which the Company is subscribed shall include the amounts paid from the value of the shares centrally deposited. ARTICLE 10 Regarding to the provisions of the executive regulations of the Capital Market Law, ownership of shares registered at the Stock Exchange is transferred by registration of such transfer at the Stock Exchange by the means provided for this purpose. Ownership of unlisted nominal shares is transferred by serving a notification to the Stock Exchange of the transaction and the completion of the registration thereof. The Company is obliged to record the transfer of ownership in its registers within a week from the date of notification thereof by the Stock Exchange or the party concerned. If shares are transferred by way of inheritance or will, the reason of the transfer has to be indicated in the Company’s registers or in the registers of the Central Depositary Company where the shares of the Company are kept. Such registration is to be done by presenting the documents indicating the above-mentioned reason. If the transfer of ownership of the share is made as an execution of a final court judgment, entry into the registers has to be effected in accordance with this judgment and only after the presentation of documents evidencing this. And in all cases, the share shall include the annotation of the proof of the transfer of ownership on behalf of the transferee, and notify both of the EGX and Misr for Central Clearing, Depository and Registry. ARTICLE 11

Shares that have been transferred shall be centrally deposited at one of the companies legally licensed for the conducting of the central depository activity ARTICLE 12 The Shareholder shall only be liable for the value of the shares he owns. All shares of the same category shall be subject to the same liabilities. ARTICLE 13 Ownership of the share shall imply the acceptance of the Company’s statutes and the resolutions of its General Assembly. ARTICLE 14 Each share shall be indivisible. ARTICLE 15 The shareholders’ heirs or creditors shall not, for any reason whatsoever be entitled to request the sealing of the Company’s books, documents or assets, nor shall they be entitled to request the division of the Company or sale in whole due to the impossibility of its division. ARTICLE 16 Each share shall rank pari passu with the other shares of the same type with no preference in the distribution of profits and ownership of the assets of the Company upon liquidation. As for preferential shares (if any) they may entitle their owner to a higher share in profits or a higher representation in voting on the General Assembly’s resolutions or a priority right in receiving the share value from the outcome of the liquidation of the Company, all in accordance with the resolution of the Extraordinary General Assembly, with regarding to the inadmissibility of combining between the voting and the outcome of the liquidation’s privileges. ARTICLE 17 The dividends due on a share shall be paid to its last owner whose name is recorded in the register of the Company or in the central depositary registers held by one of the central depositary companies where the companies’ shares are registered. This Shareholder shall be the sole person to have the right to receive the amounts due on the share, whether they be profit shares or a share in the assets of the Company. ARTICLE 18 An increase of capital shall be effected by issuing new shares or it can be decreased decrease it in accordance with the Companies Law, Capital Market Law and its Executive Regulations. The Extraordinary General Assembly may resolve upon the approval of 100% of the Company’s shares prior to the increase, issued preferential shares or increase the capital with preferential shares, in according to the provisions of the second paragraph of article 33 of the Companies Law. In case of the increase of capital by cash shares, the old shareholders shall have a priority right in subscription to the capital increase shares, each in proportion to the number of shares he owns, provided that all shareholders of the same level rank pari passu with regard to these rights and without prejudice to any special priority rights that preference shares may have. The Extraordinary General Assembly may, at the request of the Board of Directors and for the reasons approved by the Auditor, offer the capital increase shares, in whole or in part, to public subscription directly without giving the old shareholders priority rights. Where priority rights are exercisable, the old shareholders shall be notified of the issuance of the capital increase shares through publication or by a registered letter with acknowledgment of receipt, as the case may be, in accordance with the Executive Regulations of Companies Law. The old shareholders shall be granted a period for subscription of not less than thirty days from the opening of the subscription according to the provisions of Articles 31 and 33 of the Executives Regulations of Capital Market Law. ARTICLE 19 Rights or privileges or restrictions related to any type of shares shall not be amended except by a resolution of the Extraordinary General Assembly, and after the approval of 100% of the votes represented in a special assembly which shall only include the holders of the type of shares to which the amendment relates and that shall be upon the approval of 100% of the votes represented by the two thirds of the capital that those shares represent. Invitation to this special assembly shall be made in accordance with the rules and conditions applicable to the Extraordinary General Assembly. ARTICLE 20 Without prejudice to Articles 49-52 of the Companies Law, the provisions of Capital Market Law and its Executive regulations, the Company may resolve to issue finance deeds, bonds or securities to meet the financial requirements of the Company or to finance particular activities or operations provided.

ARTICLE 21 The Company shall be managed by a Board of Directors composed of at least three members and seven members at most, to be appointed by a resolution of the General Assembly. As an exception to the above-mentioned method, the Founders have appointed the first board of directors of five members as follows: Name Nationality Capacity Age Mr. Ihab Toma Egyptian Chairman and representative 55 of Vantage Driller II Co. Dr. Mohamed Farouk Mohamed Egyptian Managing Director and Vice- 50 Abdelmeguid Abdelkhalek Chairman representative of Advanced Energy Systems (ADES) SAE Mr. Douglas Halkett British Board Member and 58 representative of Vantage Driller II Co.

Mr. Rafael Blattner Brazilian Board Member and 39 representative of Vantage Driller II Co. Mr. Ayman Mamdouh Egyptian Board Member and 44 Mohamed Fathy Abbas representative of Advanced Energy Systems (ADES) SAE ARTICLE 22 The members of the Board of Directors shall be appointed for a period of three years. The Board of Directors appointed according to the provisions of the previous Article shall continue to perform its duties for a period of five years, without prejudice to the right of a juristic person to replace its representative in the Board in the manner set forth in Articles 237 and 238 of the Executive Regulations of the Companies Law. ARTICLE 23 The Board of Directors shall be entitled—if there are no members to replace the original member—to appoint members to fill vacancies which occur during the year. Members appointed shall assume office forthwith until the General Assembly meets, which will either approve their appointment or appoint other members to replace them. In the case of the vacancy of more than one third of the members of the Board of Directors, the members who remains shall call the General Assembly to convene immediately to elect their replacement. The date of the Ordinary Assembly shall be no later than thirty days. If the number of Board members falls below three due to death or resignation, the Board meeting decisions would not be valid, the remaining members, the general manager of the company or the auditor shall notify the Administrative Authority within three working days from the date of the decrease in the number of members and convene a General Assembly to consider the appointment of members who shall replace the members whose membership has been expired provided that the date of the Ordinary General Assembly shall be no later than thirty days. If the Assembly is not called, then the Administrative authority may invite it to convene. ARTICLE 24 The Board of Directors shall appoint a chairman from amongst its members and may also appoint a vice-chairman to replace the chairman if absent. In the event that the chairman and the vice-chairman are absent, the Board shall appoint a member to carry out the duties of the chairman on a temporary basis, the Board of Directors may appoint an executive chairman of the company. ARTICLE 25 The Board of Directors may appoint from amongst its Members one or more Managing Directors and shall determine their powers and remuneration. The Board shall also be entitled to constitute, from amongst its own Members, a committee or more to which it delegates some of its competencies, or entrust it with the control and supervision of the progress of work in the Company, together with the implementation of the resolutions of the Board of Directors. ARTICLE 26 The Board of Directors shall hold its meetings at the Head Office of the Company whenever the Company’s interests so require. The meeting shall convene by the Chairman, or upon the request of one third of its members. The Board of Directors shall meet at least four times during each fiscal year. The Board of Directors may also meet outside the Head Office of the Company or by the modern communication techniques. The Board of Directors may also convene by circulation or via phone calls or video calls (Video teleconference call). The meeting minutes including the decisions resolved during the meeting shall be accredited in the company’s registers. Without prejudice to the provisions of Article 81 of Law No. 159 of 1981 and Article 249 of its Executive Regulation and its amendments and the periodic book No.4 of the General Authority for Investment and Free Zones. ARTICLE 27 The Member of the Board of Directors shall be entitled, whenever necessary, to delegate another Member to attend the Board meetings on his behalf, provided that the delegation shall be written and certified by The Board of Directors’ Chairman. ARTICLE 28 The meeting of the Board of Directors shall only be valid if attended by the majority of its members and by not less than three members provided that the Chairman and the Vice Chairman (Managing Director) is one of them. The multiplicity of the representatives of the corporate person in the Board shall be taken into consideration while calculating the legal quorum for the Board of Directors meeting. ARTICLE 29 The resolution of the Board of Directors shall be issued by the majority of members attending and represented in the meeting unless the General Assembly determines a higher majority.

Without prejudice to Articles 96-101 of the Companies Law and its Executive Regulations, the Board of Directors shall have all necessary powers to manage it setting the regulations related to the Company’s administrative and financial affairs in addition to those related to personnel. The Board of Directors shall also set special regulations organizing its work, meetings and distribution of powers and responsibilities. with the exception of those matters the Company’s statutes expressly reserves for the General Assembly ARTICLE 31 The Chairman of the Board of Directors of the Company shall represent the Company Vis-à-vis judicial authorities. ARTICLE 32 The right to sign on the company’s transactions and undertakings shall be vested in every person authorized by the Board of Directors for this purpose. The Board shall have the right to appoint several managers, or authorized agents, and to authorize them to sign on behalf of the Company either solely or jointly. The Chairman of the Board of Directors, the Vice Chairman and the Managing Director have, solely, the right to sign, to withdraw and to release the capital deposited at the bank. ARTICLE 33 The Members of the Board of Directors shall incur no liability for the Company’s obligations as a result of the performance of their duties within the limits of their mandate. ARTICLE 34

The remuneration of the Board of Directors consists of the percentage provided for in Article (55) of these Articles of Association. The General Assembly shall determine salaries, attendance allowance and other benefits, except the remunerations, salaries and allowances of the managing director which shall be determined by board of directors resolution. THE AUXILIARY ADMINISTRATIVE COMMITTEE ARTICLE 35 The Board of Directors shall form an auxiliary administrative committee from amongst the workers. that committee shall inquire into all subjects related to the Company’s personnel programs, the increase and development of production, while observing sound economic management and the optimum use of available resources in addition to the other subjects, which may be referred to it by the Board of Directors or by a Managing Director. The said committee shall submit its recommendations and results of its studies to the Board of Directors. ARTICLE 36 The Committee shall appoint, from amongst its Members, a Chairman, in whose absence a Board Member appointed by the Committee shall handle his duties temporarily. The Managing Director or whoever he delegates from amongst the Members of the Board shall attend the meetings of the Committee together with a number of senior Managers selected by the Board and who shall have no voting rights in the deliberations. ARTICLE 37

The Board of Directors shall lay down the rules and terms and conditions of the selection of the Members of the Auxiliary Administrative Committee as well as the duration of membership, the method of renewal, its internal rules, and the remuneration of its members. The Committee shall convene at least once every two months, and meetings shall not be valid unless attended by at least one third of its members. Resolutions shall be passed with a majority of the votes present or represented at the meeting. In case of a tie, the Chairman of the Committee, or whoever replaces him, shall have the casting vote. ARTICLE 38 The Committee shall draft an annual report during the fiscal year of the Company which shall be submitted to the Board of Directors. The report shall indicate those subjects or issues which were referred to it, together with its recommendations and proposals which it deems worthy of submitting to the Board and in the best interests of the Company. ARTICLE 39 The General Assembly shall represent all Shareholders. It may only convene in the cities of Ismailia or Cairo. ARTICLE 40 Each Shareholder shall have the right to attend the General Assembly either in person or by proxy. A Shareholder, who is not a Board Member, may not delegate a Board Member to attend the General Assembly on his behalf. However, the Board members may delegate each other to attend the General Assembly, subject to the quorum of the Board of Directors required for the General Assembly, the attendance of the natural guardian or guardian and the representative of Juristic person is considered in person. The delegate may also be a custodian or registered owner in accordance with the provisions of the law of depository and central registry for securities Law issued by Law No. 93 of 2000. In all cases, the validity of the delegation shall be stated in a power of attorney or written delegation. The Board of Directors must be represented at the General Assembly, by at least the number required for a quorum at its meetings except in cases where the number of Board Members falls below the required minimum. Board Members may not refrain from the General Assembly meetings without valid reasons. In any event, the General Assembly meetings will be valid only if attended by at least four Board Members including the Chairman or Vice-Chairman, and if the convocation of the General Assembly is carried out in accordance with the other requirements set out in the Law and its Executive Regulations. ARTICLE 41 Shareholders who wish to attend the General Assembly must prove that they have deposited their shares at the Head Office of the Company, or with one of the authorized Banks, three full days prior to the convocation of the General Assembly. No transfer of shares shall be recorded in the Company’s books during the period starting from the date of publication of the General Assembly invitation, or the dispatch thereof in the manner determined in these Articles of

Association and until the General Assembly is concluded. The shareholders who wish to attend the General Assembly meeting must establish that they have deposited a certified account statement, issued by one of the stock registers companies, at the Head Office of the Company three full days prior to the meeting of the General Assembly. A certificate, issued by a stock registers management company, indicating that the said account of shares has been frozen until the conclusion of the General Assembly must be attached with the account statement. ARTICLE 42 The Ordinary General Assembly (“OGA”) shall convene at least once every year upon an invitation from the Chairman at the time and place determined in the invitation, within the three months following the end of the Company’s fiscal year. The Board of Directors shall be entitled to invite the OGA to meet whenever there is a necessity. The Board of Directors must invite the OGA to meet if so requested by the Auditor, or by a number of Shareholders representing at least 5% of the Company’s capital provided they substantiate such request, and deposit their shares with the Head Office of the Company or with one of the authorized banks. Such shares may not be withdrawn except after the conclusion of the OGA. The Administrative Authority shall also have the power to invite the OGA to convene if the number of the Board Members falls below the minimum required to achieve quorum or if the Members completing that limit refrain from attending. In any event, the expenses related to the invitation shall be incurred by the Company and the Administrative Authority will head the meeting in such case. ARTICLE 43 The OGA shall convene to discuss its agenda. In particular, the OGA shall convene to discuss the following matters: 1. Nomination, dismissal and discharge of the Board Members; 2. Supervision of the work of the Board of Directors and discharging its members from liability; 3. Ratification of the financial statement; 4. Ratification of the report of the Board of Directors regarding the Company’s activity; 5. Approval of the distribution of profits, and determination of the salaries, remunerations, attendance allowance and other benefits and allowances of the Board Members; 6. Appointment of the Auditor, determination of his fees and looking into his dismissal; 7. All matters that the Board of Directors or the Administrative Authority or Shareholders owning 5% of the capital deem necessary to discuss at the OGA. ARTICLE 44 The Board of Directors shall prepare for each fiscal year within three months, the Financial Statements of the Company and a report on its activity during the fiscal year, and on its financial position at the end of the same year. Such documents shall be at the disposal of the Auditors two weeks prior to their publication.

All of the foregoing shall be in accordance with the conditions and requirements stipulated by the Companies Law and the Capital Market Law and its Executive Regulations. The Board of Directors shall publish the Financial Statements, together with an adequate summary of its report and the full text of the Auditor’s report, at least thirty days prior to the OGA. It shall also be sufficient to send a copy of the documents referred to above to each shareholder by registered mail at least thirty days prior to the convocation of the OGA. ARTICLE 45 The invitation to the OGA shall be published twice in two daily newspapers at least one in Arabic, provided that there are at least five days difference between the first and second publications. The Company that is not offing its shares at public subscription may not publish the invitation and it shall be sufficient to send the invitations to the shareholders at their addresses recorded in the registers of the Company by registered mail or by hand delivery against receipt. The publication or invitation shall be made prior to the date of the first meeting of the Assembly by at least twenty-one days the Publication or Invitation shall be done and prior to the date of the second meeting and in the case of the quorum is not completed by at least seven days Copies of the invitations published or sent to the Shareholders shall be sent to the Administrative Authority, the Financial Regulatory Authority and to the representative of the group of bondholder’s simultaneously with publication or dispatch to the shareholders. ARTICLE 46 The meeting of the OGA shall not be valid unless attended by Shareholders representing at least 50% of the Company’s issued capital. If this quorum is not achieved in the first meeting, the OGA shall then be invited to convene for a second meeting to be held within the thirty days following the first meeting. The invitation to the first meeting shall suffice if it states the date for the second meeting. There shall be no quorum for the second meeting and it shall be valid regardless of the percentage of capital represented in the meeting. In the case of the election of the Board members, the cumulative voting method may be used in accordance with the regulations established in Article 240 bis of the Executive Regulations of the Companies Law. ARTICLE 47 The Extraordinary General Assembly (“EGA”) shall be the entity competent with amending the Company’s Articles of Association, provided that liabilities of the Shareholders may not be increased. Any resolution adopted by the EGM that affects fundamental rights of the Shareholder, which he derives from his capacity as such, shall be null and void. The EGA shall be consider—in particular – the following amendments of the Company’s statutes: 1. Increase or decrease in the authorized capital.

2. Approval of a capital increase with preferential shares. 3. Complementary, related or similar activities to be added to the purpose of the Company. 4. Amendment the rights, benefits or restrictions in related to the shares types. 5. The EGA may reduction or extension of the Company’s term, the premature dissolution of the Company, the alteration of the loss rate which would result in the mandatory dissolution of the Company, or its merger. 6. Change the legal form of Partnerships Limited by Shares. The EGA shall be convened upon the board of directors’ invitation to consider the dissolution of the Company or its continuation, in case the losses of the Company in one or more fiscal years reach one half of the shareholders equity according to the last ratified annual financial statements. However, no amendment of the Company’s Articles of Association shall be implemented unless the Administrative Authority has been notified of such amendment. ARTICLE 48 Without prejudice to the provisions related to the OGA, the following provisions shall apply to the EGA: 1. The EGA shall meet upon the invitation of the Board of Directors. The Board shall be required to invite the EGA to convene upon the request of a number of shareholders representing at least 10% of the capital provided that the applicants deposit their shares at the Head office of the Company or with one of the authorized banks. These shares may not be withdrawn except after the conclusion of the EGA. If the Board does not invite the EGA to convene within one month from the date of submission of the request for its convocation, the applicants may request the Administrative Authority to convene such meeting. 2. The EGA’s meeting shall not be valid unless attended by at least shareholders representing 100% of the capital. In case the minimum percentage did not attend the first meeting, the assembly shall be called to convene a second meeting within the 30 days following the first meeting. The second meeting is deemed valid upon the attendance of at least shareholders representing 100% of the capital. 3. Resolutions of the EGA shall be passed with a majority of 100% of the shares represented in the meeting. If the resolutions relate to an increase of the authorized capital or a reduction thereof, the dissolution of the Company prior to its term, a change of its purpose, or its merger, or its division, it shall be a precondition for the validity of the resolutions in such cases that they are passed with a majority of 100% of the shares represented at the meeting.

than those listed on its agenda. Nevertheless, the General Assembly shall have the right to discuss any serious issue that emerges during the meeting. Subject to the provisions of the Companies Law and its Executive Regulations as well as the provisions of these Articles of Association, resolutions adopted by the General Assembly shall be binding on all Shareholders, whether they attended the meeting during which these resolutions were passed, or were absent. The Board of Directors shall be required to execute the resolutions of the General Assembly. ARTICLE 50 The names of the Shareholders present in the meeting shall be entered into a special register evidencing their presence, and whether such presence was in person or by proxy. Such register will be signed by the auditor and the vote counters before the start of the meeting. Each Shareholder attending the General Assembly shall have the right to discuss the topics included in the agenda and to question the Members of the Board of Directors and Auditors in that respect. Questions must be submitted in writing at least three days before the General Assembly to the Head Office of the Company, either by registered mail or by hand delivery against receipt. The Board of Directors must answer the questions of the Shareholders and their queries in so far as not detrimental to the interests of the Company or public interest. If the Shareholder deems the answer insufficient, he shall then refer to the General Assembly, whose decision shall be binding.

Voting at the General Assembly shall be according to the method suggested by the chairman of the meeting and as agreed upon by the General Assembly. Voting must be secret, if the resolution is related to the appointment or dismissal of the Board Members or to the filing of a liability claim against them. Voting will also be secret if the Chairman or a number of Shareholders representing at least 10% of the votes present at the meeting request secret voting. Board Members may not participate in voting on the General Assembly resolutions relating to the determination of their salaries and remuneration or releasing them from their responsibility as to management. ARTICLE 51 Minutes of the meeting shall be drawn comprising evidence of attendance and fulfilment of the quorum, as well as evidence related to the presence and attendance of the representatives of the administrative bodies or the representative of the bondholders. The minutes shall also contain a comprehensive summary of all the discussions that took place during the General Assembly, the resolutions taken, the number of consenting and dissenting votes, and all that the Shareholders request to be included in the minutes. The minutes of the meetings of the General Assembly shall be regularly recorded after each session in a special register and a copy thereof shall be sent to the Administrative Authority within one month at the latest from the date of the convocation of the General Assembly. ARTICLE 52

Without prejudice to the rights of bona fide third parties, any resolution passed by the General Assembly in violation of the provisions of the Law or Articles of Association of the Company shall be null and void. Any resolution rendered in favour of or prejudicing the interest of a particular category of Shareholders, or procuring a special benefit for Board Members or others without taking into consideration the interest of the Company may be invalidated, only Shareholders who have objected to the resolution, as recorded in the minutes of the meeting. or those who were absent for valid reasons may request the invalidation of the resolution. The Administrative Authority may represent these Shareholders in the request of invalidation if they present serious reasons. In event that an invalidation judgment is passed, the resolution shall be considered as if it had never existed vis-à-vis all Shareholders. The Board of Directors shall publish a summary of the invalidation judgment in one of the daily newspapers and in the investment bulletin. The invalidation claim shall prescribe in one year from the date of the adoption of the resolution. Initiating the invalidation claim shall not result in the suspension of the implementation of the resolution unless the court dictates otherwise. ARTICLE 53 Without prejudice to the provisions of Articles 103 to 109 of the Companies Law and its Executive Regulations, the Company shall be entitled to have one or more Auditors, who shall meet the terms and conditions stipulated in the Law on the Practice of the Accountancy and Auditing Profession No. 133 of 1951 and

who shall be appointed by the General Assembly which shall also determine his remuneration. As an exception to the foregoing, the Founders have appointed Mr. Wafik Alfred Hanna, Address: floor 6, 2005A, Corniche El Nile- Nile City-South Tower- Ramlet Boulaq-Cairo, Egypt as the first Auditor of the Company. The auditor shall be responsible for the validity and correctness of data stated in his report, in his capacity as proxy for the group of shareholders. Each shareholder may, during the General Assembly, discuss the auditor’s report and ask him for clarification as to its contents. ARTICLE 54 The fiscal year of the Company shall commence on 1st of January of each year and end on 31st of December of each year. However, the first year of the Company shall start from the date of the incorporation of the Company and continue until the end of the following fiscal year provided that the duration of this first fiscal year does not exceed 24 months. ARTICLE 55 The net profits of the Company shall be distributed annually, after deduction of all general expenses and other costs according to the law and the Egyptian Accounting Standards as follows: 1. First, an amount equivalent to 5% of the profits shall be deducted to form the legal reserve. This deduction shall be discontinued once the total reserve reaches an amount equal to 50% of the issued capital of the Company. Whenever there is a decrease, then deduction shall be resumed. 2. Second, an amount equivalent to 10% of the profits shall be distributed to the employees of the Company in accordance with the proposal of the Board of Directors and as approved by the General Assembly, provided that such percentage does not exceed the total annual salaries of the employees. 3. Third, as a first share of distribution, an amount equivalent to 5% of the profits shall be distributed to the Shareholders and the amount payable to each shareholder shall be calculated pro rata to the paid in amount of his shares. 4. If there are founding shares, their share of the profits shall then be paid provided that its equal to 10 % of the distributable profits. 5. After the foregoing, an allocation of 0% of the remainder shall be made for the remuneration of the Board of Directors. 6. The rest of the profits shall then be distributed to the Shareholders as an additional share in the profits, or carried forward to the next fiscal year as suggested by the Board of Directors or allocated as an extraordinary reserve or an extraordinary depreciation fund. The General Assembly meeting has the right in the distribution of all or part of the profits which is indicated in the periodic balance sheet prepared by the company accompanied by a report from the company’s auditor. ARTICLE 56 The reserve shall be used in such ways that serve the best interests of the Company as proposed by the Board of Directors and approved by the General Assembly. ARTICLE 57 Dividends shall be paid to the Shareholders at the place and time determined by the Board of Directors provided that such dividends are distributed within a maximum period of one month from the date of the General Assembly’s resolution to distribute the dividends. ARTICLE 58 No resolution adopted by the General Assembly shall cause the extinguishment of any civil liability claim filed against the Board Members due to their mistakes in performing their duties. If the act that leads to this liability has been put before the General Assembly by a report from the Board of Directors or by the Auditor, then this liability claim shall be prescribe with the expiry of one year from the date of the resolution of the General Assembly ratifying the report of the Board of Directors. ARTICLE 59 Without prejudice to the rights of the Shareholders as legally prescribed, no litigation affecting the general and common interests of the Company may be brought against the Board of Directors, or against one or several of its members, except in the name of the totality of Shareholders and by virtue of a resolution of the General Assembly. Each Shareholder wishing to initiate such action shall inform the Board of Directors at least one month before the meeting of the next General Assembly and the Board of Directors shall include that proposal in the agenda of the Assembly.

ARTICLE 60 If the Company’s losses reached half of shareholders equity according to the last ratified annual financial statements, the Board of Director shall invite the EGA to consider the dissolution of the Company or its continuation. ARTICLE 61 Without prejudice to the Companies Law and its Executive Regulations, the General Assembly shall appoint one or more liquidators from amongst the Shareholders or others and shall determine his remuneration. In case a judgment is rendered for the dissolution of the Company or its nullification, the Court shall indicate the way of liquidation, while appointing the liquidator, and determining his fees. The appointment of the liquidator shall not be terminated with the death, bankruptcy, insolvency, or interdiction of the Shareholders, even if the liquidator is appointed by such Shareholders. The mandate of the Board of Directors shall be terminated with the appointment of the liquidators. However, the powers of the General Assembly shall remain in force throughout the whole liquidation period until the discharge and release of the liquidators. ARTICLE 62 Subject to the provisions of Article 60 of Law No. 17 of 1983, the Board of Directors shall retain a lawyer admitted at least before the Courts of Appeal, to work as the Legal Advisor of the Company, on the terms and conditions and for the duration agreed upon. As an exception to the above Mr. Ashraf Hassan Zaki Elibrachy, lawyer before the

Court of Cassation, residing at 4 Elsad Elaly street Dokki, Giza, Egypt, is appointed as the Company’s legal advisor for the first financial year. The Board of Directors shall convene and determine the lawyer’s duties in this regard. ARTICLE 63 The expenses and the fees disbursed and paid in the course of the incorporation of the Company shall be deducted from the General Expenses Account according to what is resolved by the founding assembly in this regard. ARTICLE 64 The provisions of Egyptian Law shall apply to matters not specifically addressed in these Articles of Association. ARTICLE 65 These Articles of Association shall be filed and published according to the Law.